Exhibit 21.1

OPGEN, INC.

The following is a list of subsidiaries of OpGen, Inc. as of December 31, 2020:

Name	Jurisdiction of Incorporation
AdvanDx, Inc.	Delaware
OpGen A/S	Denmark
Crystal GmbH	Germany
Curetis GmbH	Germany
Curetis USA	Delaware
Ares Genetics GmbH	Austria